Personal and Confidential
Not Covered Under Client Attorney Privilege

September 13, 2005

Mr. David Moore, Chairman of the Board
Corinthian Colleges, Inc
6 Hutton Centre Drive
Santa Ana, CA 92707

By Confidential Fax with Hard Copy to Follow by Fedex

RE: Resignation from the Board of Directors – Effective September 18, 2005

Dear David:

Please consider this my notice of resignation from the Board of Directors of Corinthian Colleges effective September 18, 2005, the end of the first quarter for which I have been fully compensated.

I have made this decision based on our discussion following the recent board meeting, combined with my view that management does not value my highly inquisitive thoughts on the business. Several recent calls and characterizations of board members intimated as much.

Everything in this letter represents only my opinion even as to my recollection of events, and nothing more than that. Take them for what they are worth. Nothing is meant to assume I have the truth, only I have strong opinions, which are not necessarily shared by management.

During that most recent board meeting we reviewed the annual operating results that candidly were very disappointing and showed progress on certain initiatives, but no progress in running our core business. The results were highly unusual, as I think without even the extraordinary item included, our costs and revenue were equal in Q4 despite an increase of $100k in income.

Not only were the results disappointing, but for me the explanations were equally if not more unacceptable as they regurgitated the rationales offered so many other times before to the board and the public through our quarterly filings, and therefore were not reassuring that management fully understands the many systemic shortcomings occurring around them.
Each quarter has seen management achieve successively poorer results, under the explanation that we are now a big company building for our future. That explanation is now close to one year old, and it does not explain many of the on the ground realities we are facing in the field organization.

As one outside board director who has managed several multi-billion dollar businesses as a senior vice president of operations, or chief operating officer and/or president, (as well as the only one with seventeen years of experience in higher education including the University of California System and Harvard University), the operating results leave me with many reasonable concerns with our ever increasing costs and our revenue issues. This in turn causes me to look deeper than the surface to find the true underlying reasons and root causes. I appreciate much of what Jack and his team are trying to achieve in their approach, but I am of the belief that they may be insufficient to the present task, and the focus of key staff members is not where it should be given the hemorrhaging that is occurring in the field.

Judging from articles I have read by analysts that follow our company, there has been a steady down grading of our stock relative to the others in the industry. I think the analysts do not buy that Corinthian’s problems are caused by the transition of a small entrepreneurial company putting in the infrastructure for the future. Hundreds, if not thousands of companies have faced the same hurdle without depressing the value of their stock by 60+%. The truth is we are not managing our core business, let alone building for the future.

We are out of control on both the revenue and cost management side of our business, and it is attributable to several factors. Our past success was due to our acquisitive business model. Our present failure is due to the fact that we have not shown the ability to manage those acquired, multiple assets (schools) in our portfolio other than WyoTech. That is due to many factors, not the least of which is a very weak field organization.

I fear we are a company that has lost its focus on its core mission and equally importantly our people – including the students as demonstrated by shrinking enrollment and increasing attrition rates and our employees as demonstrated by the astronomical turnover rates of 80% according to my recollection in the four key positions in the schools. There is no field leadership leading and coaching these new leaders to be successful.

I am further bothered by the fact that despite poor operating results, our compensation policy is approaching a level where total compensation is not consistent with performance. Specifically the annual stock grants given out over the years to management at all levels as a percentage of outstanding shares are unacceptably high. Companies our size should not be giving grants of 50k – 75k shares to so many EVPs and SVPs year after year. This is one of the areas our compensation policy is out of control.

However, to vote against these grants is not possible, as the internal pressure is immense to continue with these grants, as well as with the total compensation proposed by management. These annual grants are just too high combined with the generous base salaries which are now at levels well above the 75% and approaching the 90% for most senior managers as we know from working with Michael Resnick. I have tried to modulate overall compensation, but in truth it will not happen with the board as presently constituted in my opinion. I do give you and Jack strong marks for not taking a bonus, as I think that was the right decision as leaders to both the company and the market.

As for the board itself, we were each instructed upon selection that consensus is a how the board operates. That to me in the end requires papering over real differences. It is ironic that during the last three plus years on the board, there has been not one dissenting vote on the board other than one time I vote no, and another couple of times I abstained. No one else has ever voted either no nor abstained. That is the result of not truly reaching consensus, but needing to appear to be unified, and papering over differences because there is no confronting the brutal facts.

I would suggest you and the board look to Jim Collin’s work, and that the board should be encouraged to engage in robust and open dialogue, confront the brutal facts, and debate on hard and important issues using the facts. Regrettably the board members per se does not get to see the meeting materials until the very last minute largely due to staffing issues in accounting and finance, which the Audit Committee and E&Y has continually brought to management’s attention. Likewise board members are not even encouraged to put items on the agenda, or at least I have never been asked. I am sure the chairs do have greater input.

Much work has been done on building effective communities such as a board, and when differences are papered over, or where people do not bring forth their true issues in the board room, but rather as you recommended in a meeting one-on-one before the board meeting with you or often Jack and single board members, I find that yet another signal that the management does not want to hear the true critical input in front of a well functioning board; nor is management ready to be confronted with all the brutal facts of its performance. This has been really the case during the last five quarters.

That the board is driven by such a consensus model does not serve the needs of our shareholders. Given that reality, I cannot continue in good faith to be on a board that in my opinion operates in a manner inconsistent with good practice. Likewise, I wound not have agreed to take my issues outside the board room as you suggested. They belong properly put in a respectful manner in the board room. If you have objections to my manner and approach, I assure you I could have modulated that, but it is hard when probing questions are met with the same recitation heard so many times before. The probing is necessary to get to the facts, since deep and thoughtful insights and analyses are not forthcoming.

You know for three years I have been very troubled that the board has permitted there to be meetings before, during, and after the board meeting, where individual board members are privy to information not available to the entire board. This is intended to, and does undermine the effectiveness and integrity of the board and the practice should be stopped. Likewise the committee structure is not useful, as usually all the board members attend, thus causing there to be little room for true dialogue and discussion as envisioned in rationale for setting up of such committees.

I emphatically do not agree with your statement to me and to the board during our last meeting that your philosophy of the board’s role was “that it is for management to propose and the board to dispose.” That is not in my opinion at all in keeping with either present theory or practice of the board’s role, and is just the type of statement that led other companies down the wrong path. While it is true in some matters, it is not a universal truth. It is in direct contradiction with some of our committee charters as I pointed out to you.

I have always given you personally great credit for the formulation of a board which was built around the members’ competencies and with no ties to the company or its officers. I fear the most recent board member who will be joining and the one mentioned as a potential member following him, are significant departures from your model. That represent further erosion in the board’s selection model, which I surmise is to make sure certain executive(s) have a network to keep them abreast with the thoughts, actions and discussions of the outside directors with the expressed aim of controlling members free actions. That is not a good idea and I would strongly suggest you review that practice and let the Board and the Nominating and Governance Committee do the work it is chartered to do. The board is not constituted by itself on behalf of the shareholders to do as you request and let “management propose and the board dispose.”

For my part I believe the board’s role is to provide active, critical, probing, supportive, useful, constructive, insightful, helpful thoughts on many of the critical activities faced by management as the board member individually and collectively view appropriate. The charters are not acts of fiction.

My comments on a more collaborative approach to the Nominating and Governance Committee were taken directly from its charter published on our website, and yet it was said in so many words that it was impossible to follow the spirit or letter of the charter. I suggest people read the charter and either affirm its intent, or throw it out. And by confirming its intent, I mean in spirit and letter. It will serve you well.

For instance, do you not think the members of the committee meeting in private session could not effectively assign members to specific committees and then present them to the board for approval? Must management always be the one to propose committee assignments and the committee just disposes of management’s proposals? Do you honestly think we could not work together to view a select list of resumes to jointly pick the ones we collectively are most interested in, instead of management doing the culling out, thereby presenting to the board only applicants you and Jack have approved, to then move on for further consideration? Collaboration is not hard if you believe in it, but very hard if the intent is to control. I think that may be some of management’s intent, especially recently as we get less and less material and decision making authority is closely held, with the board called to dispose for management. Rubber stamping is not real decision making.

To end on a more positive note, please understand that I have been treated very well personally by you and your staff. The inner conflict between my personal values being very compromised by the actions of management, and to a lesser extent the board, necessitates this action. This is an ethical decision which I have weighed heavily on. I will not just wait out my cycle, when in truth I am trying to make an ethical point which management may need to hear. I am certain your management team will welcome my departure. The best thing is to get rid of the nuisance who is asking the questions that do require the hard answers – asked not solely for me but for your shareholders.

I wish you and the other members of the Board and the Company the very best in the months and years ahead, as I have enjoyed and learned much from this experience and from my fellow board members and management.

Sincerely,

/s/ Michael P. Berry

Michael P. Berry

P.S.	When the Company is making the proper filings of my
resignation as required by the SEC, should there be inquiries by analysts or others, I would appreciate it if the Company
did not characterize my comments. Rather you have my
permission to release the letter in its entirety.

P.S.S.	This letter has not been proofed except by me for obvious
reasons, so any slight errors are in my drafting it over
time. I have just looked at it too many times, and thus there may be a few grammatical errors and such.